				Exhibit 99.2
Earnings Impact of Money Market Fund Support
Quarter-to-Date through March 5, 2008

($ in thousands)
	Support		Cash	Gross	After Tax
Description	Amount		Collateral	Charge (8)	Charge (9)

Letters of Credit (1)	$335,000		$286,250	$34,564	$8,327

Capital Support Agreement (2)	15,000		15,000	(796)	(199)

Purchased Canadian Conduit Securities (3)	99,000	(6)	-	1,808	391

Total Return Swap (2)(4)	890,000	(6)	139,480	18,502	4,521

Purchased Non-bank Sponsored SIVs (2)(5)	82,000	(6)	-	(172)	(44)

Letter of Credit (7)	150,000		-	88,218	46,384

Total	$1,571,000		$440,730	$142,124	$59,380
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(1) Pertains to Citi Institutional Liquidity Fund P.L.C. (USD Fund) and Prime Cash Reserves Portfolio; dated November 2007
(2) Pertains to Citi Institutional Liquidity Fund P.L.C. (USD Fund)
(3) Pertains to the Legg Mason Western Asset Canadian Money Market Fund
(4) Of the $890 million of securities issued by the Structured Investment Vehicle ("SIV"), the maturity of $450 million previously scheduled by March 2008 is now uncertain
(5) Securities are expected to mature in May 2008
(6) Represents principal amount of securities subject to transaction
(7) Pertains to Citi Institutional Liquid Reserves Portfolio, a Series of Master Portfolio Trust; dated March 2008
(8) Includes mark-to-market losses and net financing costs, if applicable
(9) Includes related adjustments to compensation and income tax benefits